[EXHIBIT 5.1]

March 7, 1997


The Money Store Inc.
ClassNotes Inc.
Trans-World Insurance Company
2840 Morris Avenue
Union, New Jersey  07083

Re:      Registration Statement on Form S-3 (No. 333-18877)

Gentlemen:

We are delivering this opinion in connection with the preparation and filing by The Money Store Inc., a New Jersey corporation (the "Company"), ClassNotes Inc., a Delaware corporation ("ClassNotes"), and Trans-World Insurance Company d/b/a Educaid, an Arizona insurance company ("TWIC" and, together with ClassNotes, the "Sellers"), of a Registration Statement on Form S-3 (No. 333-18877)(the "Registration Statement"). The Registration Statement relates to the offering, from time to time, by one or more business trusts (each, a "Trust") of one or more series (each, a "Series") of a Trust's Asset Backed Notes (the "Notes"). The Registration Statement also relates to the Guaranty of the Money Store Inc. referred to below. As set forth in the Registration Statement, the Notes will be issued from time to time in one or more Series pursuant to an Indenture to be executed in connection with each Trust (as amended and supplemented from time to time, a "Master Indenture"), and a related Terms Supplement authorizing the related Series (each as amended from time to time, a "Terms Supplement" and, together with the Master Indenture and each other Terms Supplement, the "Indenture") between a Trust and an Indenture Trustee, which will initially be Bankers Trust Company, a New York banking corporation (the "Indenture Trustee"). In addition, as set forth in the Registration Statement, certain classes of Notes may be entitled to the benefits of a guaranty (the "Guaranty") to be be provided by The Money Store Inc.

In that connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including (a) the prospectus and a form of prospectus supplement included in such Registration Statement relating to the Notes (the "Prospectus"), (b) a Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the Indenture Trustee, and (c) drafts of the following documents: (i) a form of Trust Agreement (the "Trust Agreement"), between the Sellers and an Eligible Lender Trustee (the "Eligible Lender Trustee"), (ii) the Master Indenture, (iii) a form of Terms Supplement, (iv) a form of Sale and Servicing Agreement (the "Sale and Servicing Agreement"), among The Money Store Inc., the Sellers, the Trust and the Eligible Lender Trustee,
(v) a form of supplement to the Sale and Servicing Agreement, (vi) a form of Administration Agreement, among TWIC, the Eligible Lender Trustee and the Indenture Trustee, and (vii) a specimen Note. We also have examined such other documents, papers, statutes and authorities as we have deemed necessary as a basis for the opinions hereinafter set forth. In our examination of such material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us as certified or reproduced copies. We also have assumed that when each of the documents identified in clause (c)(i) through (vii) above is executed, each such document will conform in all material respects to the draft of such document that we have reviewed. As to various matters of fact material to such opinions, we have relied upon the representations and warranties in the Indenture and statements and certificates of officers and representatives of The Money Store Inc., the Sellers and others.

Based upon the foregoing, we are of the opinion that:

               1. When each of the Master Indenture, the Sale and Servicing Agreement and the Trust Agreement has been duly and validly authorized by all necessary action on the part of the Trust, The Money Store Inc. and the Sellers, as the case may be, and delivered by the appropriate parties, each such Agreement will constitute the legal, valid and binding agreement of the Trust, The Money Store Inc. and the Sellers, as the case may be, enforceable against the Trust, The Money Store Inc. and the Sellers, as the case may be, in accordance with its respective terms.

               2. When each of the Terms Supplement and each supplement to the Sale and Servicing Agreement has been duly and validly authorized by all necessary action on the part of the Trust, The Money Store Inc. and the Sellers, as the case may be, and delivered by the appropriate parties, each will constitute the legal, valid and binding agreements of the Trust, The Money Store Inc. and the Sellers, as the case may be, enforceable against the Trust, The Money Store Inc. and the Sellers, as the case may be, in accordance with its respective terms.

               3. When a Series of Notes has been duly and validly authorized by all necessary action on the part of the Trust (subject to the terms thereof being otherwise in compliance with applicable law at such time) and when executed as specified in, and delivered pursuant to the provisions of, the Master Indenture and the applicable Terms Supplement, and when sold as described in the Registration Statement, such Notes will constitute valid and binding obligations of the Trust, enforceable in accordance with their terms. When a Guaranty has been duly and validly authorized by all necessary action on the part of The Money Store Inc. (subject to the terms thereof being otherwise in compliance with applicable law at such time) and when sold as described in the Registration Statement, such Guaranty will constitute valid and binding obligations of The Money Store Inc. enforceable in accordance with its terms.

               4. The information in the Prospectus under the caption "Certain Tax Consequences," to the extent that it constitutes matters of Federal law or legal conclusions with respect thereto, is correct in all material respects.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the State of New York and the Federal law of the United States of America. Our opinions expressed in paragraphs 1, 2 and 3 are subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto, and we express no opinion with respect to the application of equitable principles in any proceeding, whether at law or in equity.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to us in the Prospectus and to the filing of this opinion as an exhibit to any application made by or on behalf of ClassNotes, the Seller and the Trust or any dealer in connection with the registration of the Notes under the securities or blue sky laws of any state or jurisdiction. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the General Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



STROOCK & STROOCK & LAVAN LLP